Exhibit 23.5

Consent of Wes Hanson, P. Geo.

I consent to the use by Western Goldfields, Inc. in connection with its Post-Effective Amendment No. 4 to the Registration Statement on Form SB-2 and related prospectus, and any amendments thereto, for the registration of its Common Shares (the “Registration Statement”), of the mineral reserve estimate included under the caption “March 2007 Reserve Estimates” in the prospectus contained in the Registration Statement. I also consent to all references to myself in the prospectus contained in the Registration Statement, including under the heading “Experts.”

/s/ Wes Hanson
Wes Hanson
P. Geo., Vice-President of Mine Development
Western Goldfields, Inc.

April 5, 2007